CONTACT:	– OR –	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

FOR IMMEDIATE RELEASE

MEDIS TECHNOLOGIES CONTRACTS WITH TOP TIER ELECTRONIC MANUFACTURER SERVICE FIRM FOR POWER PACK INDUSTRIALIZATION PROGRAM

New York, NY – May 6, 2004 – Medis Technologies Ltd. (NASDAQ: MDTL) (“Medis”) announced today that it has contracted with a top tier electronic manufacturer service firm (“EMS”) for commencing an industrialization program leading to high volume production of its Power Pack products. The program is divided into phases with the deliverables under the first phase to include mold flow analysis, volume manufacturing and test strategies, new product introduction plan, tooling phase proposal, and a low volume manufacturing proposal. The primary EMS point of contact initially will be its division in Israel supported by its world-wide resources. As Medis builds out its own operational team in North America, the EMS will match that with resources in appropriate locations. Moreover, as Medis’ major OEM customers begin to engage in integrating Medis’ fuel cell technology with PDA, tablet or military products, the EMS will provide resources from each of its operational centers specializing in such products to support Medis in these efforts.

“We are delighted to enter this foundation relationship with Flextronics International to lead to volume production of our Power Pack products.” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “They are acknowledged to be the world leader in contract manufacturing and offer us production know how and experience at the highest levels available in international commerce. Particularly valuable to us is the fact that they have a major group in Israel that is able to work closely with Medis’ team located in Israel.”

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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